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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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[_]  Confidential, For Use of the             Under Rule 14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))





                            HORIZON PHARMACIES, INC.
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                (Name of Registrant as Specified In Its Charter)


                                 ANDREW W. MAY
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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FOR IMMEDIATE RELEASE
June 1, 2001


                  GROUP TO NOMINATE TWO CANDIDATES FOR BOARD AT
                  HORIZON PHARMACIES, INC. 2001 ANNUAL MEETING



           DALLAS, TEXAS, June 1, 2001 -- Andrew W. May, a Dallas-based investor and shareholder of Horizon Pharmacies, Inc. (AMEX:HZP), today announced the formation of the Horizon Pharmacies, Inc. Shareholder Protection Committee. Mr. May further stated that he had submitted a notice to Horizon indicating his intention to nominate himself and M. David Bryant, Jr., a Dallas-based attorney and also a Horizon shareholder, as candidates for directors at the forthcoming 2001 Annual Meeting of Shareholders of Horizon. Although the date for the Annual Meeting has not yet been announced, it is expected that three seats will be up for election, and Mr. May intends to solicit proxies for seats for himself and Mr. Bryant in opposition to two of management's expected candidates for reelection, Messrs. John N. Stogner and Philip H. Yielding. Mr. May seeks to obtain representation on the Board to seek the immediate removal of Ricky D. McCord as President, Chief Executive Officer and director of Horizon.

           Mr. May said, "Horizon must go in new directions with new leadership and fresh thinking immediately to restore shareholder value. Since February 2000, Horizon's stock price has fallen from over $6 per share to a low of $.10 per share and a major dispute continues with McKesson HBOC, Inc., which Horizon has described as its senior creditor and former supplier and which is owed approximately $36 million by Horizon. Moreover, Horizon has reported continual net losses since 1997. For the year ended December 31, 1998, the company had net
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losses of ($2,179,000); for the year ended December 31, 1999, the company had net losses of ($7,548,000); and for the year ended December 31, 2000, the company had net losses of ($14,936,000.)"

          Mr May added, "We note Horizon's May 31, 2001 announcement of a short-term standstill agreement with McKesson HBOC. Unfortunately, history gives us no basis for confidence that, under Mr. McCord's management, Horizon will be able to successfully implement or execute any acceptable restructuring plan. The fact is that it was Mr. McCord's leadership that brought Horizon to the point of announcing on May 2, 2001, that it was considering a bankruptcy filing. We believe that the long-term solution to Horizon's problems must include a change in the company's present top management."

           Mr. May was the principal owner and president of ComVest Partners, Inc., a co-underwriter of Horizon's initial public offering in 1997.

           Mr. May also said that he filed a demand for a shareholder's list with Horizon.

           For further information please contact Andrew W. May at (214)
987-3822.

           In connection with its solicitation of proxies with respect to the Horizon Pharmacies, Inc. 2001 Annual Meeting of Shareholders, the Committee will file with the Securities and Exchange Commission (the "SEC") and will furnish to security holders of Horizon Pharmacies a proxy statement, which security holders are advised to read as it will contain important information. Security holders may obtain a copy of such proxy statement (when available) and any other relevant documents filed with the SEC, for free from the website of the SEC at www.sec.gov. Copies of any proxy soliciting materials filed by the Committee with the SEC may also be obtained for free from the Committee by calling (214) 987-3822.

           The Committee, Andrew W. May and David Bryant will be participants in the solicitation by the Committee of proxies with respect to the Horizon Pharmacies, Inc. 2001 Annual Meeting of Shareholders. None of such persons has any direct or indirect interests in the matters to be acted upon at such Annual Meeting other than as a security holder or a nominee for election as a director of Horizon Pharmacies. Mr. May currently beneficially owns 70,000 shares of Horizon's common stock. Mr. May may be deemed to be the beneficial owner of an additional 30,000 shares of common stock beneficially owned by his mother-in-law (over which he has shared voting and shared investment authority) as well as 150 shares of common stock beneficially owned by Mr. May's wife. Mr. May disclaims beneficial ownership of such 30,150 shares. In addition, Mr. May owns warrants to purchase 51,000 shares of Horizon common stock. Mr. Bryant currently owns 33,400 shares of Horizon common stock.


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